Exhibit 15.1

August 4, 2003

Stockholders

AutoZone, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-        ) of AutoZone, Inc. for the registration of $500,000,000 debt securities of our reports dated December 5, 2002, February 28, 2003 and May 27, 2003 relating to the unaudited condensed consolidated interim financial statements of AutoZone, Inc. that are included in its Form 10-Q for the quarters ended November 23, 2002, February 15, 2003 and May 10, 2003.

/s/    Ernst & Young LLP